Exhibit 18.1

February 15, 2012

Reynolds American Inc.

401 North Main Street

Winston-Salem, North Carolina 27101

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Reynolds American Inc. (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2011, and have reported thereon under date of February 15, 2012. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2011. As stated in Note 1 to those financial statements, the Company changed its method of accounting for pension and postretirement benefits to immediately recognize actuarial gains and losses in its operating results in the year in which they occur, to the extent they exceed 10 percent of the greater of the fair value of plan assets or the plans’ projected benefit obligation, referred to as the corridor, and to use the fair value of plan assets for purposes of calculating the expected return on plan assets and the corridor. Note 1 also states that the newly adopted accounting principles are intended to improve the transparency of the Company’s operating results by more quickly recognizing the effects of current economic and interest rate trends on plan investments and assumptions. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP

Greensboro, North Carolina

February 15, 2012